Exhibit 10.6

SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated May 5, 2017 (the “Employment Agreement”), as amended by the First Amendment to Amended and Restated Employment Agreement, effective February 1, 2019, (the “First Amendment”; the First Amendment and Employment Agreement, collectively, the “Agreement”) by and between Everi Payments Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”), and Michael Rumbolz (the “Executive”) is made as of April 1, 2020 (the “Effective Date”).
R E C I T A L S
A.The Company and Executive desire to assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and are willing to engage Executive’s continued services on the terms and conditions set forth in this Agreement.

B.The Company has entered into the Agreement with Executive to serve as President and Chief Executive Officer of the Company through the Employment Period, which is currently due to expire on January 31, 2021.

C.The Company desires to amend Agreement to reflect the extension of the Employment Period through March 31, 2022 on the terms and conditions set forth in this Amendment and Executive is willing to continue employment on the terms and conditions set forth in this Amendment.

D.The Company and Executive (together, the “Parties”) wish to enter into the Amendment.

AMENDMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, the Parties agree as follows:

1. Definitions and Interpretation. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement amended hereby.

2.Terms of the Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, or the applicable form of agreement of any Equity Awards, including the Restricted Stock Agreement, and this Amendment, the terms and conditions of this Amendment shall govern and control.
4.Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

5.Consideration. In consideration of (i) the Board’s grant to Executive, as of the Effective Date, a restricted stock award of 15,000 shares of Everi Holding’s common stock pursuant the Notice of Grant of Restricted Stock in substantially the form attached hereto as Exhibit A (the “Grant”) and the Plan, (ii) a one-time payment of up to Twenty Thousand Dollars ($20,000) to be applied tax and financial planning purposes at the Executive’s discretion, and (iii) the terms set forth in Sections 6.c. and 6.d below ((i), (ii) and (iii), collectively, the “Consideration”), Executive agrees to the terms and conditions of this Amendment, including specifically without limitation, the amendments set forth in Sections 6.a. and 6.b. below.

6.Amendments.

a.Section 1.1: The phrases “President and” and “Presidents and” are hereby deleted from the first and second sentences, respectively, of Section 1.1, such that the amended sentence reads as follows:
“The Company hereby employs Executive to render services to the Company in the position of Chief Executive Officer, reporting directly to the Board of Directors of Everi Holdings (the “Board”). The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Board, including, but not limited to, those customarily performed by Chief Executive Officers of similarly situated corporations.”

b.Section 1.3: The phrase “; provided however, that Executive may elect, from time to time, and in no event for greater than twenty (20) consecutive business days at any one time, from a location of his choice and convenience” is hereby inserted at the end of Section 1.3 , such that the amended Section 1.3 reads as follows:
“Executive’s principal place of employment shall be at the Company’s corporate headquarters, which is located in Las Vegas, Nevada on the date of this Agreement; provided however, that Executive may elect, from time to time, and in no event for greater than twenty (20) consecutive business days at any one time, from a location of his choice and convenience.”

c.Section 2.1: The phrase “Seven Hundred Thousand Dollars ($700,000)” is hereby deleted in its entirety and replaced by the phrase “Seven Hundred Fifty Thousand Dollars ($750,000)”, such that the revised sentence reads as follows:
“In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000) per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in regular periodic payments in accordance with Company payroll policy.”
d.Section 2.2: The phrase “one hundred percent (100%) of Executive’s then current base salary and a maximum amount equal to one hundred and fifty percent (150%)” is hereby deleted in its entirety and replaced by the phrase “one hundred twenty-five percent (125%) of Executive’s then current base salary and a maximum amount equal to one hundred and seventy-five percent (175%)” such that the revised sentence reads as follows:

“For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for a discretionary bonus with a target amount equal to one hundred twenty-five percent (125%) of Executive’s then current base salary and a maximum amount equal to one hundred and seventy-five percent (175%) of Executive’s then current base salary.”

e.Section 3: Section 3 is deleted in its entirety and replaced by the following:
“This Agreement shall be effective for a term commencing on the Effective Date and, subject to termination under Section 4, expiring on March 31, 2022 (the “Employment Period”). Notwithstanding the previous sentence, this Agreement, the Employment Period and the employment of the Executive hereunder shall be automatically extended for successive one-year periods upon the terms and conditions set forth herein, with the next such automatic extension occurring on April 1, 2022, and on each April 1 thereafter, unless the Company or Executive gives the other party written notice (in accordance with Section 16) within the 180 day-period prior to March 31, 2022 (or the relevant March 31 thereafter, as applicable) of such party’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, whereupon, unless earlier terminated in accordance with the provisions of this Agreement, the Employment Period shall expire and this Agreement shall cease to have any further force or effect in respect of any period thereafter. Executive’s last day of employment shall be the “Termination Date” under this Agreement. For purposes of this Agreement, any reference to the “term” of this Agreement or Executive’s employment with the Company shall include the original term and any extension thereof. In the event that the Company gives Executive written notice of the Company’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, the parties agree that all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and the Company shall pay Executive only the following:  all base salary earned through the Termination Date and all amounts and benefits earned or incurred pursuant to Section 2.3 through the Termination Date. Notwithstanding the foregoing, nothing in this provision shall obligate the Company to extend the Employment Period or enter into a new agreement with Executive.”
f.Section 4.7: The following paragraph is hereby inserted as Section 4.7 of the Agreement, and each subsequent section is deemed renumbered accordingly as appropriate.
“Section 4.7. Expiration of the Agreement. In the event that Executive or Company do not notify the other party of an intent to renew the Term of the Agreement, such that the Agreement expires without renewal as of the end of the Term, the Company will provide Executive, (a) Group Medical Coverage consistent with Section 4.3.3. above, (b) upon expiration of coverage under Section 4.3.3., reimbursement for substantially similar coverage from a provider of Executive’s choice for an additional eighteen (18) month period (“Third-party Insurance”), and (c) notwithstanding anything to the contrary set forth in the Plan, the Compensation Committee has approved to extend the term of any vested stock options held by Executive as of the expiration of the Term such that Executive will continue be eligible to exercise such vested stock options for the remainder of the term of such option(s). Under Section 4.7(b) above, the Company shall pay Executive reimbursement on the first day of each month Third-Party Insurance coverage, a fully taxable cash payment equal to the Third-Party Insurance premiums for that month, subject to applicable withholdings and deductions.”

  IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ E. Miles Kilburn	/s/ Michael D. Rumbolz
	E. Miles Kilburn	Michael D. Rumbolz
Chairman of the Board of Directors